Parente Randolph
Two Penn Center Plaza, Suite 700
Philadelphia, PA 19102-1721

January 17, 2000

Mr. Michael Simone
Interactive Gaming & Communications Corp.
4070 Butler Pike, Suite 300
Plymouth Meeting, PA 19462

Dear Mr. Simone:

This is to confirm that the client-auditor relationship between Interactive Gaming & Communications Corp (Commission File Number 033-07764-C) and Parente, Randolph, Orlando, Carey & Associates, LLC has ceased.

Sincerely,

Parente, Randolph, Orlando, Carey & Associates, LLC

By: Michael A Valucci, MT, CPA, Partner

Michael A. Valucci